Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-24669, 33-93540, 333-75704, 333-93923, 333-83781, 333-75704, and 333-60436 of Summit Properties Inc. on Form S-3 and Registration Statement Nos. 33-88202, 333-78 and 333-79897 of Summit Properties Inc. on Form S-8, of our report dated March 4, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No.144, Accounting for the Impairment or Disposal of Long Lived Assets, on January 1, 2002, the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation , on January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities , as amended by Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) on July 1, 2003, appearing in this Annual Report on Form 10-K of Summit Properties Inc. for the year ended December 31, 2003.

/S/ Deloitte & Touche LLP

Charlotte, North Carolina
March 12, 2004